UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 18, 2006
Dana Corporation
(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio		43615

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (419) 535-4500
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.
     On December 18, 2006, Dana Corporation (Dana) and its wholly owned subsidiary Dana Credit Corporation (DCC) executed the Settlement Agreement and Release (the Settlement Agreement) and DCC and certain of its noteholders executed the related Forbearance Agreement which are discussed below.
     Debtors’ Bankruptcy Filing. On March 3, 2006 (the Petition Date), Dana and forty of its domestic subsidiaries (the Debtors) filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the Bankruptcy Code) in the United States Bankruptcy Court for the Southern District of New York (the Bankruptcy Court). The Debtors’ Chapter 11 cases (the Bankruptcy Cases) have been consolidated for procedural purposes under the caption In re Dana Corporation, et al., Case No. 06-10354 (BRL) and are being administered jointly.
     DCC is a non-Debtor subsidiary of Dana. DCC has issued notes from time to time under various note agreements (collectively, the DCC Notes). Currently, the aggregate principal amount of DCC Notes outstanding is $392 million. Following the filing of the Bankruptcy Cases, the holders of a majority of the outstanding principal amount of the DCC Notes formed an Ad Hoc Committee which asserted that the DCC Notes had become immediately due and payable as a result of the commencement of Dana’s bankruptcy.
     DCC Noteholder Litigation. Also following the filing of the Bankruptcy Cases, two DCC noteholders that were not part of the Ad Hoc Committee, Great-West Life & Annuity Insurance Company and Great-West Life Assurance Company, commenced a lawsuit against DCC in the United States District Court, Northern District of Illinois (the District Court) for nonpayment of principal and accrued interest on their DCC Notes, which were due in April 2006. The District Court ruled in favor of the plaintiffs and in October 2006 a judgment was entered against DCC in the amount of $7,246,050, plus interest accruing after April 8, 2006. On December 4, 2006, DCC paid the judgment in exchange for a full settlement and release of claims from the plaintiffs.
     Transactions Between DCC and the Debtors. Dana and DCC file a consolidated federal tax return and consolidated or combined state tax returns. Where allowable, tax benefits and liabilities as between Dana and DCC are computed under an intercompany tax sharing agreement between them (the Tax Sharing Agreement). Under the Tax Sharing Agreement, each year DCC recognizes tax benefits and liabilities for the estimated taxes refundable from or payable to Dana using a method commonly referred to as the “benefits for loss companies” method. Under this method, (i) income tax benefits attributable to DCC based on its current year net taxable loss are recognized by Dana as an amount payable to DCC and by DCC as an amount receivable from Dana and (ii) income tax liabilities attributable to DCC based on its current year net taxable income are recognized by Dana as an amount receivable from DCC and by DCC as an amount payable to Dana. From time to time, Dana and DCC have amended the original Tax Sharing Agreement. Among other things, such amendments eliminated DCC’s liability to pay Dana for capital gains generated by DCC in years 2002 through 2004 in connection with the sale of DCC’s investments.
     In addition to the Tax Sharing Agreement, DCC and the Debtors are parties to several other agreements and transactions under which DCC has asserted various claims against the Debtors, including the following: (i) DCC has asserted that Dana owes it principal and interest of approximately $291 million as of the Petition Date pursuant to certain promissory notes made by Dana to the order of DCC; (ii) DCC has asserted contingent and unliquidated claims against Dana pursuant to a 1995 Operating Agreement between the parties; (iii) DCC has asserted contingent and unliquidated claims against Dana for return of dividends totaling $100 million paid by DCC to Dana in 2003 and 2005; (iv) DCC has asserted that Dana owes it approximately $2.3 million for invoices paid on Dana’s behalf for work performed at a Dana facility in Kentucky; (v) DCC has asserted a contingent and unliquidated claim for money to be returned to it from a $1 million escrow fund established by DCC for Dana’s benefit with respect to work performed at another Dana facility in Kentucky; and (vi) DCC has asserted a claim with respect to an escrow fund of approximately $6 million that Dana and DCC created when they sold a facility in Ohio pending their determination of how to allocate the sale proceeds between them.
     Settlement and Forbearance Agreements. On December 18, 2006, Dana and DCC finalized and executed the Settlement Agreement, a copy of which is attached to this report as Exhibit 99.1, and DCC and the holders of approximately 95% of the outstanding principal amount of the DCC Notes (the Forbearing Noteholders) finalized and executed the Forbearance Agreement, the form of which is contained in Exhibit A to the Settlement Agreement.
     Taken together, the Settlement and Forbearance Agreements provide as follows, among other things:
(i)	the Forbearing Noteholders will forbear from exercising their rights or remedies under any of the DCC Note documents or applicable law for a period of 24 months (or until the effective date of a reorganization plan for Dana in the Bankruptcy Cases), during which DCC will endeavor to sell its remaining portfolio assets in an orderly manner and will use the proceeds to pay down the DCC Notes;

(ii)	the Forbearing Noteholders release the Debtors from all claims they may have against the Debtors;

(iii)	a general unsecured claim will be allowed in the Bankruptcy Cases in favor of DCC against Dana in the aggregate amount of $325 million (the Intercompany Claim) in exchange for DCC’s release of all other claims it may have against the Debtors that arose before the effective date of the Settlement Agreement (including any claims arising from or related to the Tax Sharing Agreement, which is deemed to be terminated as of the effective date of the Settlement Agreement);

(iv)	until the effective date of a reorganization plan for Dana in the Bankruptcy Cases, DCC will provide the Ad Hoc Committee and the official creditor, equity holders and retiree committees with notice and opportunity to object before any sale or transfer of the Intercompany Claim to a third party;

(v)	the applicable Debtors will make timely cash payments to the applicable DCC entities of all rental or other amounts that become due after the effective date of the Settlement Agreement under any lease of real or personal property between such parties, net of any amounts owed by the DCC entities to the Debtors;

(vi)	DCC consents to the release to Dana of the currently escrowed proceeds from the sale of certain real estate properties and waives any right to receive any portion of the proceeds from such escrow accounts; and

(vii)	the time for the Debtors to assume or reject unexpired leases of non-residential real property between the Debtors, as lessees, and DCC, as lessor, is extended until the date of entry of an order confirming a plan of reorganization in the Bankruptcy Cases.
     The Settlement Agreement was approved by the Bankruptcy Court in an order entered on November 29, 2006, and both agreements are effective and binding on the parties as of their execution on December 18, 2006.

     On December 28, 2006, DCC will make the initial quarterly payment that is due to Forbearing Noteholders, under the Forbearance Agreement, from the proceeds generated from the sale of DCC’s assets. The amount of this payment is expected to be approximately $155 million, which will include a principal payment of approximately $125 million, thereby reducing DCC’s current outstanding debt from $392 million to approximately $267 million.
     Holders of DCC Notes who have not signed the Forbearance Agreement may obtain information about becoming Forbearing Noteholders by contacting counsel for the Ad Hoc Committee: Matthew Cantor, Kirkland & Ellis, LLP, 153 East 53rd Street, New York, New York 10022 (telephone 212-446-4846).
Item 8.01. Other Events.
     On December 19, 2006, the Bankruptcy Court entered an order granting the Debtors’ motion to extend the period during which they have the exclusive right to file a plan of reorganization in the Bankruptcy Cases (the exclusivity period) from January 3, 2007 until September 3, 2007.

Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits. The following exhibit is filed with this report.

Exhibit No.	Description

99.1	Settlement Agreement and Release between Dana Corporation and its affiliated debtors and debtors in possession and Dana Credit Corporation and its direct and indirect subsidiaries, made as of December 18, 2006, with the form of Forbearance Agreement between Dana Credit Corporation and the Forbearing Noteholders attached as Exhibit A

Signatures
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation

(Registrant)

Date: December 21, 2006	By:	/s/ Michael L. DeBacker

Michael L. DeBacker Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

99.1	Settlement Agreement and Release between Dana Corporation and its affiliated debtors and debtors in possession and Dana Credit Corporation and its direct and indirect subsidiaries, made as of December 18, 2006, with the form of Forbearance Agreement between Dana Credit Corporation and the Forbearing Noteholders attached as Exhibit A

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